Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 17, 2026
Registration Statement Nos. 333-281130 and
333-281130-04

*FULL PX DETAILS* (FORDO 2026-A)

Joint Bookrunners: Barclays (struc), Credit Agricole Securities, and Truist Securities
Passive Bookrunners: CIBC Capital Markets and MUFG
Passive Co-Managers: BBVA Securities and US Bancorp
Active Co-Managers: CastleOak Securities and Siebert Williams Shank

PRICED – TOE: 2:32 PM ET

FORDO 2026-A marks an important milestone as Ford’s 100th FORDO ABS transaction.

Capital Structure:

CL	AMT ($MM)	WAL	MDY/S&P	E. FIN	L. FIN	BENCH	SPREAD	YLD (%)	CPN (%)	PX (%)
A-1	$297.000	0.27	P-1/A-1+	10 /26	03 /27	I-Curve	+14	3.826%	3.826%	100.00000%
A-2a	$253.000	1.05	Aaa/AAA	11 /27	01 /29	I-Curve	+43	4.057%	4.02%	99.99690%
A-2b	$253.000	1.05	Aaa/AAA	11 /27	01 /29	SOFR30A	+43			100.00000%
A-3	$469.000	2.37	Aaa/AAA	07 /29	10 /30	I-Curve	+42	4.093%	4.05%	99.98089%
A-4	$ 78.000	3.44	Aaa/AAA	09 /29	04 /32	I-Curve	+50	4.201%	4.16%	99.98510%
B	$ 42.630	3.48	Aa2/AA+	09 /29	04 /32	I-Curve	+68	4.384%	4.34%	99.98569%
C	$ 28.410	<<RETAINED>>

Transaction Details:

* Ticker	: FORDO 2026-A
* Offered Size	: $ ~ 1.39bln
* Registration	: SEC Registered
* Ratings	: Moody's, S&P
* Pxg Speed	: 1.30% ABS to 10.00% clean up call
* Expected Settle	: March 24th, 2026
* First Pay	: April 15th, 2026
* ERISA Eligible	: Yes
* Bill & Deliver	: Barclays

Materials:
* Prelim Prospectus	: Attached
* Ratings FWP	: Attached
* IntexNet/ CDI	: Dealname	: bcgfaot26-a_base	Passcode	: KV7U

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.